Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. on Form S-3 (Nos. 333-272314 and 333-276776) and Form S-8 (Nos. 333-200350, 333-201898, 333-210428, 333-216547, 333-223745, 333-230219, 333-237240, 333-254350, 333-263583, and 333-270468) of our report dated March 12, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 12, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 12, 2024